Exhibit 99
Wireless Ronin Reports 2008 Second Quarter Results
Key recent highlights include:
•	Achieves six month year-to-date revenue of $3.5 million, up nearly 9 percent from 2007
•	Business development efforts result in fifteen new clients spanning multiple vertical markets
•	New product development yields additional capabilities and expanded services, scheduled to be introduced in the third quarter
•	Selected by Chrysler LLC for iShowroom interactive program
•	Canadian KFC testing Wireless Ronin’s digital signage solutions
•	Continued expansion of relationship with Thomson Reuters
•	Announces key board and management additions
MINNEAPOLIS — August 7, 2008 —Wireless Ronin Technologies, Inc. (NASDAQ: RNIN) today announced its financial results for the 2008 second quarter. The company reported revenue of $1.6 million for the second quarter of 2008, in comparison to $3.1 million in the second quarter of 2007, a net loss of $5.0 million compared to a net loss of $1.0 million last year, and a basic and diluted loss per share of $0.34 compared to a basic and diluted loss per share of $0.09 last year.
Wireless Ronin also reported a second quarter 2008 adjusted operating loss of $4.5 million, or $0.31 per basic and diluted share, compared to an adjusted operating loss of $1.0 million, or $0.10 per basic and diluted share in the second quarter of 2007. Adjusted operating loss is defined as the GAAP operating loss with the add-back of certain items. Reconciliation to the GAAP operating loss is contained in an attached table. Second-quarter results also included costs of approximately $0.3 million, or $0.02 per basic and diluted share, of non-cash stock option expense related to FAS123R. The company adopted FAS123R for reporting purposes in the first quarter of 2006.
Jeffrey Mack, Wireless Ronin’s chairman, president and chief executive officer said, “I am pleased with our accomplishments in the second quarter and the progress we made toward our future growth and profitability objectives. Through the first six months of 2008 we recorded $3.5 million in revenue, a nearly 9 percent increase from 2007. This is even more impressive when you consider that last year’s total was primarily driven by one customer. Net of that customer, 2008 first half revenue grew more than 250 percent from prior year levels. During the quarter we focused on creating the business platform to take advantage of the shift that we see as companies look to move from traditional signage methods to digital solutions. Our business development efforts resulted in further expansion with our large, key clients. In the second quarter our focused sales efforts resulted in the addition of fifteen new client relationships. These clients span multiple vertical markets, including quick serve restaurant, automotive, retail, hospitality and other services. While we acknowledge that near-term revenue results have been slower than anticipated, we believe that this is primarily a timing issue. Up until this point, revenue potential had been driven by a lengthier sales cycle as perspective clients moved though the pipeline. These are extended types of transactions, as we move from test to pilot and through full implementation with our clients. Our sales efforts have translated into business-in-hand with revenue acceleration now based on timing rather than potential opportunities.”
First Half Results
For the first six months of 2008, the company reported revenue of $3.5 million, compared to $3.3 million in the first half of 2007, a net loss of $9.2 million compared to a net loss of $4.0 million last year, and a basic and diluted loss per share of $0.63 compared to a basic and diluted loss per share of $0.40 last year.
Wireless Ronin also reported an adjusted operating loss of $8.3 million, or $0.57 per basic and diluted share, for the first six months of 2008, compared to an adjusted operating loss of $2.9 million, or $0.29 per basic and diluted share in the same period of 2007. The six month 2008 results also included costs of approximately $0.7 million, or $0.05 per basic and diluted share, of non-cash stock option expense related to FAS123R.

Operations Detail
For the second quarter of 2008, gross margins averaged 3.9 percent, as compared to a gross margin of 38.7 percent in the second quarter of 2007. The decline was primarily the result of investments in the company’s Network Operations Center to support the projected demand to host digital signage applications in 2008. Net of these investments in the NOC, second quarter adjusted gross margin would have been 20.4 percent. A reconciliation of GAAP gross margin and adjusted gross margin is presented in an attached table.
Second quarter 2008 operating expenses totaled $5.2 million, compared to $2.4 million in the prior year and $4.9 million in the prior quarter. Included in those totals was FAS 123R-related expense of $0.3 million, $0.1 million and $0.4 million, respectively.
General and administrative expense for the 2008 second quarter was $3.5 million, compared to $1.5 million during the same period last year and $3.2 million in the prior quarter. The year-over-year increase in general and administrative expense primarily reflects higher staffing levels and the additional costs associated with the company’s acquisition in August 2007. Increased expenses also resulted from higher professional services fees and the previously outlined increase in FAS 123R-related expenses. The slight increase from the prior quarter is attributable to one-time severance related costs.
Sales and marketing expense totaled $1.1 million in the second quarter of 2008, compared to $0.7 million in the second quarter of 2007 and $1.2 million in the prior quarter. The year-over-year increase in sales and marketing expense resulted from the further investment in building the team of sales associates, higher commission levels as well as expenses related to tradeshows and other new business activities.
Cash and marketable securities at June 30, 2008, including restricted cash of $0.5 million, totaled approximately $22.3 million compared to $29.6 million at December 31, 2007. The year-to-date decline in cash reflects the funding of the company’s net loss. Wireless Ronin also reported that at the end of 2008 second quarter, accounts receivable totaled $3.5 million, down from $4.1 million at the end of fiscal 2007. Accounting for most of the balance is the $2.3 million note receivable from NewSight Corporation. The note is due no later than August 15, 2008, as per the agreements that the company has previously filed with the Securities and Exchange Commission. Due to the company’s loss carryforward position, it does not currently pay income taxes.
Wireless Ronin also announced several recent key management additions. Last week, the company announced the appointment of Stephen Birke, a former executive with Target Corporation, to its board of directors. Mr. Birke served more than 38 years at Target, where his positions ranged from buying to departmental merchandising manager up to vice president and general merchandising manager. In June, the company named David Kampf Vice President of Project Management. Mr. Kampf brings extensive experience in planning and managing large-scale deployments. Also in June, the company announced the addition of Daniel Radunz Vice President of the Network Operations Center. Mr. Radunz brings Wireless Ronin a heightened information technology expertise in the areas of enterprise readiness, product development and support services.
“We believe that Wireless Ronin is well positioned for success in 2008 and beyond. We have made the necessary investments to create the leverage and scale that will enable us to take advantage of the anticipated future demand for digital signage. We continue to develop relationships with some marquee brand names, such as Thomson Reuters. We are proud of our announcement earlier this week that Chrysler chose us for its digital signage solutions, and that we’re in test phase with KFC Canada. Wireless Ronin has a complete, state-of-the-art digital signage toolset and in the third quarter we anticipate introducing several expanded business services that we believe make our product offering best-in-class. We continue our focus on the five key markets that we believe offer the greatest potential for growth. That list consists of quick serve restaurants, automotive, gaming, retail and financial services. With 124 clients who have purchased digital signage products since our inception, nearly 6,600 global displays running RoninCast® solutions and doing business in 34 countries, we believe that we have established Wireless Ronin as one of the world’s premier digital signage solution providers,” concluded Mack.
A conference call to review the second quarter, including an update regarding certain clients and the company’s recent investments in its infrastructure, is scheduled for today at 3:45 p.m. (CDT). A live webcast of Wireless Ronin’s earnings conference call can be accessed on the “Investor” section of its corporate website at www.wirelessronin.com. Alternatively, a live broadcast of the call may be heard by dialing (888) 633-9563 inside the United States or Canada, or by calling (706) 679-6372 from international locations. An operator will direct you to the Wireless Ronin conference call. A webcast replay of the call will be archived on Wireless Ronin’s corporate Web site. An archive of the call is also accessible via telephone by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with pass code 55871353. The conference call archive will be available through September 7, 2008.
About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. RoninCast® software provides clients with the ability to manage a digital signage network from one central location. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training. The company’s common stock trades on the NASDAQ Global Market under the symbol “RNIN”.
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the Company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Company’s Quarterly Report on Form 10Q filed with the Securities and Exchange Commission, on May 9, 2008.
In addition, this release contains certain non-GAAP financial measures, including references to adjusted operating loss, adjusted gross profit and adjusted gross margin. As compared to the nearest GAAP measurement for our company, adjusted operating loss represents GAAP operating loss with the add-back of depreciation and amortization, write-off of a remaining lease obligation, termination of partnership agreement and stock-based compensation expense. As compared to the nearest GAAP measurement for our company, adjusted gross profit and adjusted gross margin represent GAAP sales and GAAP cost of sales with the add-back of deferred revenue and deferred costs, NOC revenue and expense, and the inventory lower of cost or market adjustment. The Company uses these non-GAAP financial measures as internal measurements of operating performance. These non-GAAP financial measures as the Company defines them may not be comparable to similar measurements used by other companies and are not measures of performance or liquidity presented in accordance with GAAP. The Company believes that these non-GAAP financial measures are important components of its financial results. The Company uses these non-GAAP financial measures as means of evaluating its financial performance compared with its competitors. These non-GAAP financial measures should not be used as substitute for operating loss, gross profit (loss) or gross margin. A reconciliation of adjusted operating loss to operating loss, a reconciliation of adjusted gross profit to gross profit (loss) and a reconciliation of adjusted gross margin to gross margin for each quarter of 2007 and the first and second quarters of 2008 is provided herein.

Contact:

Jeffrey Mack, Chairman, President and Chief Executive Officer
jmack@wirelessronin.com
(952) 564 — 3500

Brian Anderson , Vice President, Controller and Interim-CFO
banderson@wirelessronin.com
(952) 564 — 3520

Al Galgano — Investor Relations
agalgano@psbpr.com
(612) 455 — 1720

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,575,185	$14,542,280
Marketable securities — available-for-sale	13,279,757	14,657,635
Accounts receivable, net of allowance of $71,995 and $84,685	3,460,190	4,135,402
Income tax receivable	167,379	231,328
Inventories	676,528	539,140
Prepaid expenses and other current assets	941,227	817,511

Total current assets	27,100,266	34,923,296
Property and equipment, net	2,164,371	1,780,390
Intangible assets, net of accumulated amortization	2,800,005	3,174,804
Restricted cash	450,000	450,000
Other assets	38,287	40,217

TOTAL ASSETS	$32,552,929	$40,368,707

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of capital lease obligations	$74,073	$100,023
Accounts payable	1,300,960	1,387,327
Deferred revenue	1,226,912	1,252,485
Accrued purchase price consideration	999,974	999,974
Accrued liabilities	1,306,230	869,759

Total current liabilities	4,908,149	4,609,568
Capital lease obligations, less current maturities	32,304	70,960

Total liabilities	4,940,453	4,680,528

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Capital stock, $0.01 par value, 66,666,666 shares authorized
Preferred stock, 16,666,666 shares authorized, no shares issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Common stock, 50,000,000 shares authorized; 14,754,454 and 14,537,705 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	147,545	145,377
Additional paid-in capital	79,961,526	78,742,311
Accumulated deficit	(52,676,790)	(43,520,098)
Accumulated other comprehensive income	180,195	320,589

Total shareholders’ equity	27,612,476	35,688,179

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$32,552,929	$40,368,707

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)	(audited)	(unaudited)	(audited)
Sales
Hardware	$496,087	$2,484,133	$1,259,380	$2,520,238
Software	203,937	290,097	302,228	352,839
Services and other	896,199	280,633	1,968,129	378,222

Total sales	1,596,223	3,054,863	3,529,737	3,251,299
Cost of sales
Hardware	450,910	1,685,579	1,085,930	1,735,708
Services and other	1,083,431	187,445	1,983,207	240,579

Total cost of sales	1,534,341	1,873,024	3,069,137	1,976,287

Gross profit	61,882	1,181,839	460,600	1,275,012
Operating expenses:
Sales and marketing expenses	1,110,004	653,526	2,329,798	1,278,175
Research and development expenses	589,549	257,858	1,043,909	507,289
General and administrative expenses	3,480,262	1,519,218	6,666,969	3,275,807
Termination of partnership agreement	—	—	—	653,995

Total operating expenses	5,179,815	2,430,602	10,040,676	5,715,266

Operating loss	(5,117,933)	(1,248,763)	(9,580,076)	(4,440,254)
Other income (expenses):
Interest expense	(6,560)	(9,634)	(13,757)	(20,515)
Interest income	169,424	278,686	441,508	431,984
Other	(4,367)	—	(4,367)	(1,491)

Total other income (expense)	158,497	269,052	423,384	409,978

Net loss	$(4,959,436)	$(979,711)	$(9,156,692)	$(4,030,276)

Basic and diluted loss per common share	$(0.34)	$(0.09)	$(0.63)	$(0.40)

Basic and diluted weighted average shares outstanding	14,577,825	10,446,571	14,561,003	10,141,126

WIRELESS RONIN TECHNOLOGIES, INC
2008 SUPPLEMENTARY QUARTERLY FINANCIAL DATA
Supplementary Data

			2007			2008
Statement of Operations	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Sales	$196,436	$3,054,863	$1,123,933	$1,609,681	$5,984,913	$1,933,514	$1,596,223			3,529,737
Cost of Sales	103,263	1,873,024	709,765	1,206,315	3,892,367	1,534,796	1,534,341			3,069,137
Operating Expenses	3,284,664	2,430,602	3,245,593	4,446,711	13,407,570	4,860,861	5,179,815			10,040,676
Interest Expense	10,881	9,634	11,758	7,974	40,247	7,197	6,560			13,757
Other	(151,807)	(278,686)	(460,659)	(377,732)	(1,268,884)	(272,084)	(165,057)			(437,141)
Net Loss	$(3,050,565)	$(979,711)	$(2,382,524)	$(3,673,587)	$(10,086,387)	$(4,197,256)	(4,959,436)			(9,156,692)
FASB 123R	596,020	136,339	148,544	286,268	1,167,171	395,218	305,911			701,129
(included in operating Expenses)
Weighted avg shares	9,832,288	10,446,571	14,369,262	12,314,178	12,314,178	14,544,181	14,577,825			14,561,003
Reconciliation Between GAAP and Adjusted Operating Loss

GAAP Operating Loss	$(3,191,491)	$(1,248,763)	$(2,831,425)	$(4,043,345)	$(11,315,024)	$(4,462,143)	$(5,117,933)			(9,580,076)
Adjustments:
Depreciation and amortization	66,366	74,507	124,844	385,981	651,698	250,946	336,715			587,661
Old Building Remaining Lease Oblig.W/O	—	—	191,207	—	191,207	—	—			-
Termination partnership agreement	653,995	—	—	50,000	703,995	—	—			-
Stock-based compensation expense	596,020	136,339	148,544	286,268	1,167,171	395,218	305,911			701,129

Total Operating Expense Adjustment	1,316,381	210,846	464,595	722,249	2,714,071	646,164	642,626	—	—	1,288,790

Adjusted Operating Loss	$(1,875,110)	$(1,037,917)	$(2,366,830)	$(3,321,096)	$(8,600,953)	$(3,815,979)	$(4,475,307)	$—	$—	$(8,291,286)

	$(0.19)	$(0.10)	$(0.16)	$(0.27)	$(0.70)	$(0.26)	$(0.31)			$(0.57)
Reconciliation Between GAAP and Adjusted Gross Margin

GAAP Sales	196,436	3,054,863	1,123,933	1,609,681	5,984,913	1,933,514	1,596,223			3,529,737
Deferred customer revenue	—	—	89,775	808,291	898,066	—	79,730			79,730
Network Operating Center	—	—	(6,510)	(11,630)	(18,140)	(95,664)	(39,036)			(134,700)

Adjusted Revenue	196,436	3,054,863	1,207,198	2,406,342	6,864,839	1,837,850	1,636,917	0	0	3,474,767
GAAP Cost of Sales	103,263	1,873,024	709,765	1,206,315	3,892,367	1,534,796	1,534,341			3,069,137
Deferred customer costs	—	—	—	476,679	476,679	47,826	50,538			98,364
Inventory adjustment	—	—	—	(73,018)	(73,018)	—	—			-
Network Operating Center	—	(33,375)	(74,127)	(98,806)	(206,308)	(190,955)	(281,100)			(472,055)

Adjusted Cost of Sales	103,263	1,839,649	635,638	1,511,170	4,089,720	1,391,667	1,303,779	0	0	2,695,446
Adjusted Non-GAAP Gross Profit	93,173	1,215,214	571,560	895,172	2,775,119	446,183	333,139	0	0	779,322

GAAP Gross Profit Margin	47.4%	38.7%	36.8%	25.1%	35.0%	20.6%	3.9%			13.0%
Adjusted Non-GAAP Gross Profit Margin	47.4%	39.8%	47.3%	37.2%	40.4%	24.3%	20.4%			22.4%